Exhibit 99.1

November 12, 2003

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces First Delivery of DVDPlusJ Disc

Tulsa, Okla - (BUSINESS WIRE) - November 12, 2003 - EnXnet, Inc. (OTCBB:EXNT - news) EnXnet, Inc. and its marketing associate OneDisc Technologies announces today the first delivery to a customer of its innovative and exciting new product, the DVDPlusJ disc. The customer indicated complete satisfaction with the new product and is very excited about the future of DVDPlusJ. EnXnet, Inc. produces this product under license from Mr. Dieter Dierks, the owner of the technology and trademark.

Ryan Corley, President of EnXnet, Inc. had this to say: "Several of the best known entertainers and their staffs are very excited about our new products and this first production run shows that all of our units are of first class quality. They can now make a qualified commitment for DVDPlusJ.

This initial product manufacturing run also provides the Company with actual manufacturing run samples which several potential customers have been awaiting for final evaluation prior to placing orders for DVDPlusJ. DVDPlusJ delivers DVD video, DVD audio, CD audio, and interactive CD-ROM/Internet applications and content, all on one disc.

EnXnet, Inc.'s new dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This new hybrid optical disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

EnXnet anticipates including its distinctive EnXcaseJ and DSTagJ security technology with all DVDPlusJ discs beginning in the first quarter of 2004, thus making them even more attractive to potential customers.

Last year alone over 803 million music CD's were sold in North America. EnXnet, Inc. anticipates that it will be able to attain a reasonable share of this extensive market with its imaginative product.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com